EXHIBIT 99.2

FOR IMMEDIATE RELEASE:  July 21, 2000


SPECIALTY FOODS ANNOUNCES STRONG PERFOMANCE
FOR SECOND QUARTER, FIRST HALF OF 2000


DEERFIELD, Ill. - Specialty Foods today announced that earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter ended June 30, 2000, increased 81.8 percent while sales declined 1.4 percent.
     EBITDA rose to $8.0 million in the second quarter of 2000 from $4.4 million in 1999. The company said the increase reflected the positive impact of cookie acquisitions and lower operating costs. The sales decline to $75.0 million this year from $76.1 million in 1999 was attributed primarily to the company's exit from non-core product lines.
     For the six months ended June 30, 2000, EBITDA increased 95.5 percent to $12.9 million from $6.6 million a year earlier. Sales in the 2000 period declined 0.6 percent to $144.6 million from $145.5 million in 1999. Reported results are from continuing operations and exclude Metz Baking, which was sold on March 20, 2000.
     Specialty Foods is a leading producer, marketer and distributor of retail baked goods. The company's continuing operations include the nation's third largest cookie business (Mother's Cake & Cookie Company and Archway Cookies) and Andre-Boudin Bakeries, San Francisco's leading producer of premium, traditional sourdough bread since 1849.

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Contact:   Media: Andy Stern, Sunwest Communications, Inc.,
(214)373-1601 x 228
           Investors:  Sean Stack, Specialty Foods (847)405-5330